Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2017

2017 First Quarter Highlights and Comparison with 2016 Fourth Quarter

  Net income of $25.5 million, or $0.11 per diluted share, compared to $23.9 million, or $0.11 per diluted share, for the fourth quarter of 2016. The financial results for the first quarter of 2017 include a $12.2 million other-than-temporary impairment (“OTTI”) charge on Puerto Rico government debt securities and a $13.2 million tax benefit related to the change in tax status of certain subsidiaries from taxable corporations to limited liability companies that make an election to be treated as partnerships for income tax purposes in Puerto Rico.
  Net interest income increased by $1.5 million to $122.5 million, compared to $121.1 million for the fourth quarter of 2016, primarily due to a decrease in the premium amortization expense on U.S. agency mortgage-backed securities (“MBS”) due to slowing prepayment speeds and the full quarter benefit of the maturity of $300 million in high-cost repurchase agreements in the fourth quarter of 2016.
  Net interest margin increased 12 basis points to 4.42%.
  Provision for loan and lease losses increased by $2.3 million to $25.4 million, compared to $23.2 million for the fourth quarter of 2016, primarily due to an increase of $10.8 million in the specific reserve for commercial mortgage loans guaranteed by the Puerto Rico Tourism Development Fund (“TDF”) and an increase in the residential mortgage loans loss provision, partially offset by lower provision for commercial and industrial and consumer loans.
  Non-interest income decreased by $15.3 million to $8.2 million compared to $23.6 million for the fourth quarter of 2016, a decrease driven by the $12.2 million OTTI charge on Puerto Rico government debt securities, and the effect in the previous quarter of a $1.5 million gain from recovery of a residual private label collateralized mortgage obligation (“CMO”) previously written off.
  Non-interest expenses increased by $3.6 million to $87.9 million, compared to $84.2 million for the fourth quarter of 2016, primarily due to the effect in the previous quarter of a $2.7 million adjustment recorded to reduce the credit card rewards liability.
  Income tax benefit of $8.1 million compared to income tax expense of $13.3 million for the fourth quarter of 2016, significantly impacted by the aforementioned $13.2 million benefit related to the change in tax status of certain subsidiaries.
  Credit quality variances:
    Non-performing assets decreased in the quarter by $87.3 million, to $647.2 million as of March 31, 2017. The change from the 2016 fourth quarter reflects decreases in all major loan categories including, among other things, the effect of the sale of the Corporation’s participation in the Puerto Rico Electric Power Authority (“PREPA”) line of credit with a book value of $64 million at the time of sale as well as collections and charge-offs.
    Non-performing loan inflows amounted to $33.4 million, a decrease of $34.5 million, compared to inflows of $67.9 million in the fourth quarter of 2016.
    A net charge-off rate of 1.26% (0.78% excluding the charge-off of $10.7 million recorded in connection with the sale of the PREPA credit line) compared to 1.43% for the fourth quarter of 2016 (1.22% excluding net charge-offs of $4.6 million associated with the sale of a $16.3 million pool of non-performing assets).
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, increased in the quarter by $86.3 million to $6.9 billion as of March 31, 2017, reflecting increases of $67.4 million and $38.3 million in the Puerto Rico and the Virgin Islands regions, respectively, partially offset by a $19.4 million reduction in the Florida region.
  Brokered CDs decreased in the quarter by $81.2 million to $1.4 billion as of March 31, 2017.
  Government deposits increased in the quarter by $21.7 million to $585.4 million as of March 31, 2017, an increase primarily reflected in the Puerto Rico region.
  Total loans decreased in the quarter by $68.6 million to $8.9 billion as of March 31, 2017, primarily reflecting a $114.3 million reduction in the Puerto Rico region, including the effect of the aforementioned sale of the PREPA credit line with a book value of $64 million at the time of sale, and lower loan balances in residential mortgage and consumer loans, partially offset by a $50.1 million growth in the Florida region reflected in all major loan categories.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $867.6 million for the first quarter of 2017, compared to $757.1 million for the fourth quarter of 2016, an increase driven by large commercial refinancing and renewals during the first quarter.
  As of March 31, 2017, the Corporation had $245.0 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico government and instrumentalities, of which $190.9 million, or 78%, represented exposure to municipalities, which is supported by assigned property tax revenues, compared to total exposure of $323.3 million as of December 31, 2016, of which $191.9 million, or 59%, represented exposure to municipalities.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of the Basel III rules of 21.85%, 18.22%, 18.22%, and 13.83%, respectively, as of March 31, 2017. Tangible common equity ratio of 14.70% as of March 31, 2017.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 25, 2017--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $25.5 million for the first quarter of 2017, or $0.11 per diluted share, compared to $23.9 million, or $0.11 per diluted share, for the fourth quarter of 2016 and $23.3 million, or $0.11 per diluted share, for the first quarter of 2016.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We posted yet another quarter of positive operating results despite continued market headwinds. Most importantly, all of our core operating metrics improved. Net income of $25.5 million had some noise with an OTTI charge on PR Government securities offset by a tax benefit.

Our pre-tax pre-provision income of $55.4 million, improved slightly from last quarter. Our NIM grew 12 basis points to 4.42%. Expenses remained below our $90 million target and, excluding the OTTI charge and other non-recurring items, our non-interest income increased slightly. Nonperforming assets declined $87 million, primarily due to our sale of our PREPA exposure, which also contributed to a reduction in our overall PR Government exposure. NPL inflows also decreased $34 million.

While the overall loan portfolio declined, our performing loan book increased this quarter, as we successfully continue to replace nonperforming assets with performing loans. The increase in the performing book was primarily driven by our Florida market, which contributed $50 million of growth in the first quarter. Loan originations and renewal volumes were healthy at $868 million for the quarter and continue to show the resiliency of our local economy. Core deposits, excluding government and brokered CDs, increased $86 million, due in part to the roll-out of technological advancements for commercial banking customers in the prior quarters.

We are pleased with the results this quarter, but continue to cautiously navigate the fiscal situation in Puerto Rico. We are closely following the developments and potential implications of the recently approved fiscal plan and are attentive to the process of consensual negotiations with debt holders which must be concluded by month end. While we expect austerity measures in the coming months, we are well-prepared to weather what might come our way.

Our capital ratios continue to grow stronger and we are confident with our capital position driven by improving core metrics and remain focused on driving shareholder value.”

The financial results for 2017 and 2016 included the following items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts:

Quarter ended March 31, 2017

  Tax benefit of $13.2 million related to the change in tax status of certain subsidiaries from taxable corporations to limited liability companies that make an election to be treated as partnerships for income tax purposes in Puerto Rico. Refer to the Income Taxes discussion below for additional information.
  OTTI charge of $12.2 million on Puerto Rico government debt securities, specifically bonds of the Government Development Bank for Puerto Rico (“GDB”) and the Puerto Rico Public Buildings Authority. No tax benefit was recognized for the OTTI charge. Refer to the Exposure to Puerto Rico Government discussion below for additional information.
  Charge to the provision for loan and lease losses of $0.6 million ($0.3 million after-tax) related to the sale of the Corporation’s participation in the PREPA credit line with a book value of $64 million at the time of sale. Refer to the Provision for Loan and Lease Losses discussion below for additional information.
  Costs of $0.3 million associated with the previously reported secondary offering of the Corporation’s common stock by certain of the existing stockholders completed in the first quarter of 2017. The costs, incurred at the holding company level, had no effect on the income tax expense in 2017.

Quarter ended December 31, 2016

  Charge to the provision for loan and lease losses of $1.8 million ($1.1 million after-tax) related to the sale of a $16.3 million pool of non-performing assets, mostly comprised of nonperforming commercial loans.
  Gain of $1.5 million ($1.2 million after-tax) from recovery of a residual CMO previously written off once the trust was liquidated in the fourth quarter of 2016.
  Brokerage and insurance commissions of $1.7 million ($1.0 million after-tax), net of incentive costs, primarily from the sale of large fixed annuities contracts.
  Adjustment of $2.7 million ($1.7 million after-tax) recorded to reduce the credit card rewards program liability due to the expiration of reward points earned by customers up to September 2013 (the conversion date of the credit card portfolio acquired from FIA in May 2012).
  Costs of $0.6 million associated with the secondary offering of the Corporation’s common stock by certain of the existing stockholders completed in the fourth quarter of 2016. The costs, incurred at the holding company level, had no effect on the income tax expense in 2016.

Quarter ended March 31, 2016

  OTTI charges on debt securities, primarily on Puerto Rico Government debt securities, of $6.7 million. No tax benefit was recognized for the OTTI charges.
  Gain of $4.2 million on the repurchase and cancellation of $10 million in trust preferred securities, reflected in the statement of income set forth below as “Gain on early extinguishment of debt.” The gain, realized at the holding company level, had no effect on the income tax expense in 2016.

The following table reconciles for the first quarter of 2017, and the fourth and first quarters of 2016 the reported net income to adjusted net income, a non-GAAP financial measure that excludes items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts:

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands)	March 31, 2017	December 31, 2016	March 31, 2016

Net income, as reported	$25,541	$23,858	$23,344
Adjustments:
Income tax benefit related to change in tax-status of certain subsidiaries	(13,161)	-	-
Charge related to sale of the PREPA credit line	569	-	-
Charge related to sale of the $16.3 million pool of non-performing assets	-	1,799	-
Gain from recovery of investments previously written off	-	(1,547)	-
Brokerage and insurance commissions, primarily from sale of large fixed annuities contracts, net of incentive costs	-	(1,692)	-
Adjustment to reduce the credit card rewards liability due to unusually large customer forfeitures	-	(2,732)	-
Secondary offering costs	274	590	-
Gain on sale of investment securities	-	-	(8)
Other-than-temporary impairment on debt securities	12,231	-	6,687
Gain on early extinguishment of debt	-	-	(4,217)
Income tax impact of adjustments (1)	(222)	1,333	-
Adjusted net income	$25,232	$21,609	$25,806

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted provision for loan and lease losses, adjusted net charge-offs, adjusted non-interest income, adjusted non-interest expenses, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in “Basis of Presentation – Use of Non-GAAP Financial Measures” and the accompanying tables (Exhibit A), which are an integral part of this press release.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes for the first quarter of 2017 amounted to $17.5 million compared to $37.2 million for the fourth quarter of 2016. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters. Adjusted pre-tax, pre-provision income for the first quarter of 2017 amounted to $55.4 million, up $0.4 million from the fourth quarter of 2016:

(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016

Income before income taxes	$17,468	$37,198	$34,518	$29,476	$29,067
Add: Provision for loan and lease losses	25,442	23,191	21,503	20,986	21,053
Add/(Less): Net loss (gain) on investments and impairments	12,231	-	(6,096)	-	6,679
Add/(Less): Unrealized loss (gain) on derivative instruments	1	(1)	(5)	2	4
Less: Brokerage and insurance commissions, primarily from sales of large fixed annuities contracts, net of incentive costs	-	(1,692)	-	-	-
Less: Gain from recovery of investments previously written off	-	(1,547)	-	-	-
Less: Adjustment to reduce the credit card rewards liability due to unusually large customer forfeitures	-	(2,732)	-	-	-
Add: Secondary offering costs	274	590	-	-	-
Add: Severance payments on job discontinuance	-	-	281	-	-
Less: Gain on early extinguishment of debt	-	-	-	-	(4,217)
Adjusted pre-tax, pre-provision income (1)	$55,416	$55,007	$50,201	$50,464	$52,586

Change from most recent prior quarter (amount)	$409	$4,806	$(263)	$(2,122)	$1,955
Change from most recent prior quarter (percentage)	0.7%	9.6%	-0.5%	-4.0%	3.9%

(1) See Basis of Presentation for additional information.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income before income taxes adjusted to exclude the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (for additional information about this non-GAAP financial measure, see Basis of Presentation - Adjusted Pre-Tax, Pre-Provision Income).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Net Interest Income
Interest income - GAAP	$145,228	$143,954	$143,573	$146,934	$150,831
Unrealized loss (gain) on derivative instruments	1	(1)	(5)	2	4
Interest income excluding valuations	145,229	143,953	143,568	146,936	150,835
Tax-equivalent adjustment	3,610	2,492	2,483	3,502	4,791
Interest income on a tax-equivalent basis excluding valuations	$148,839	$146,445	$146,051	$150,438	$155,626

Interest expense - GAAP	22,679	22,890	25,395	26,706	26,183

Net interest income - GAAP	$122,549	$121,064	$118,178	$120,228	$124,648

Net interest income excluding valuations	$122,550	$121,063	$118,173	$120,230	$124,652

Net interest income on a tax-equivalent basis and excluding valuations	$126,160	$123,555	$120,656	$123,732	$129,443

Average Balances
Loans and leases	$8,862,271	$8,860,094	$8,834,838	$8,883,922	$9,009,400
Total securities, other short-term investments and interest-bearing cash balances	2,375,060	2,346,243	2,739,017	3,170,068	2,973,102
Average interest-earning assets	$11,237,331	$11,206,337	$11,573,855	$12,053,990	$11,982,502

Average interest-bearing liabilities	$8,456,848	$8,465,415	$8,914,961	$9,408,464	$9,396,257

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.24%	5.11%	4.94%	4.90%	5.06%
Average rate on interest-bearing liabilities - GAAP	1.09%	1.08%	1.13%	1.14%	1.12%
Net interest spread - GAAP	4.15%	4.03%	3.81%	3.76%	3.94%
Net interest margin - GAAP	4.42%	4.30%	4.06%	4.01%	4.18%

Average yield on interest-earning assets excluding valuations	5.24%	5.11%	4.93%	4.90%	5.06%
Average rate on interest-bearing liabilities excluding valuations	1.09%	1.08%	1.13%	1.14%	1.12%
Net interest spread excluding valuations	4.15%	4.03%	3.80%	3.76%	3.94%
Net interest margin excluding valuations	4.42%	4.30%	4.06%	4.01%	4.18%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.37%	5.20%	5.02%	5.02%	5.22%
Average rate on interest-bearing liabilities excluding valuations	1.09%	1.08%	1.13%	1.14%	1.12%
Net interest spread on a tax-equivalent basis and excluding valuations	4.28%	4.12%	3.89%	3.88%	4.10%
Net interest margin on a tax-equivalent basis and excluding valuations	4.55%	4.39%	4.15%	4.13%	4.34%

Net interest income for the first quarter of 2017 amounted to $122.5 million, an increase of $1.5 million when compared to net interest income of $121.1 million for the fourth quarter of 2016. The increase in net interest income was mainly due to:

  A $2.4 million increase in interest income on U.S. agency MBS, including a $1.9 million increase associated with a lower premium amortization expense and an increase of approximately $0.4 million related to a $68.9 million increase in the average balance. The 2017 first quarter U.S. agency MBS prepayments decreased to $49.7 million (the lowest level since the second quarter of 2014) compared to $61.5 million in the fourth quarter of 2016.
  A $0.6 million increase in net interest income associated with the full quarter benefit of the use of cash balances to repay $300 million of repurchase agreements that matured in the fourth quarter of 2016 and carried an average cost of 3.63%.

Partially offset by:

  A $1.4 million decrease in net interest income related to the adverse impact of two fewer days in the current quarter as the decrease in interest income on loans more than offset the related decrease in interest expense on deposits and other funding sources.

Net interest margin was 4.42%, up 12 basis points from the fourth quarter of 2016. The increase was primarily driven by the aforementioned $1.9 million decrease in the U.S. agency MBS premium amortization expense due to slowing prepayment speeds and the full quarter benefit of cash balances utilized for both the repayment of high-cost repurchase agreements that matured in the fourth quarter of 2016 and purchases of U.S. agency MBS late in the fourth quarter of 2016.

The benefit in net interest income from the increase in loan yields resulting from higher interest rates was offset by the impact in the previous quarter of the $1.6 million recovery of interest income on certain non-performing commercial loans that were fully paid off and the slight increase in the average cost of funding. The Corporation maintained stable liquidity levels due to, among other things, proceeds from loan repayments and sales, U.S. agency MBS prepayments, an increase in non-interest bearing deposits, and Federal Home Loan Bank (“FHLB”) advances entered into at the end of the fourth quarter of 2016.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the first quarter of 2017 was $25.4 million compared to $23.2 million for the fourth quarter of 2016.

During the first quarter of 2017, the Corporation sold its outstanding participation in the PREPA line of credit with a book value of $64 million at the time of sale (principal balance of $75 million). The proceeds from this sale were $53.2 million in cash. A specific reserve of approximately $10.2 million had been allocated to this loan. This transaction resulted in a charge-off of $10.7 million and an incremental loss of $0.6 million recorded as a charge to the provision for loan and lease losses.

During the fourth quarter of 2016, the Corporation completed the sale of a pool of non-performing assets, primarily comprised of non-performing commercial loans, with a book value of $16.3 million (principal balance of $20.1 million), in a cash transaction. The proceeds from this sale were $11.3 million net of escrows and principal and interest collected on behalf of the purchaser subsequent to the effective date of the transaction. Approximately $2.8 million of reserves had been allocated to the loans. This transaction resulted in total net charge-offs of $4.6 million and an incremental pre-tax loss of $1.8 million recorded as a charge to the provision for loan and lease losses.

Excluding the $0.6 million charge related to the sale of the PREPA line of credit in the first quarter of 2017 and the $1.8 million charge related to the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016, the adjusted provision of $24.9 million for the first quarter of 2017 increased $3.5 million compared to the adjusted provision for loan and lease losses of $21.4 million for the fourth quarter of 2016. The $3.5 million increase in the adjusted provision for loan and lease losses was driven by the following variances:

  A $5.8 million increase in the provision for residential mortgage loans largely due to a higher level of charge-offs and adjustments to the loss severity estimates that are used in the calculation of the general reserve, including adjustments to liquidation cost assumptions.

  A $0.5 million increase in the adjusted provision for commercial and construction loans mainly due to a charge of $10.8 million recorded in the first quarter of 2017 to increase the specific reserve for commercial mortgage loans guaranteed by the TDF largely driven by adjustments to the estimated value of the guarantee in light of the revised fiscal plan published by the Puerto Rico government in March 2017, partially offset by lower provisions for commercial and industrial loans reflecting decreases in historical loss rates, lower adjusted net charge-offs, and the overall decrease in the balance of adversely classified and non-performing commercial and industrial loans.

Partially offset by:

  A $2.8 million decrease in the provision for consumer loans reflecting lower provisions for auto and boat loans, largely due to a decrease in net charge-offs, and a loan loss recovery of $1.2 million on the sale of certain credit card loans that had been fully charged-off in prior periods.

See Credit Quality below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2017	2016	2016	2016	2016

Service charges on deposit accounts	$5,790	$5,759	$5,788	$5,618	$5,800
Mortgage banking activities	3,616	5,304	5,485	4,893	4,753
Net (loss) gain on investments and impairments	(12,231)	1,547	6,096	-	(6,679)
Gain on early extinguishment of debt	-	-	-	-	4,217
Other operating income	11,068	10,951	8,777	9,267	10,378
Non-interest income	$8,243	$23,561	$26,146	$19,778	$18,469

Non-interest income for the first quarter of 2017 amounted to $8.2 million, compared to $23.6 million for the fourth quarter of 2016. The $15.3 million decrease was largely driven by the $12.2 million OTTI charge on Puerto Rico Government debt securities, the effect in the fourth quarter of 2016 of brokerage and insurance commissions of $1.8 million related to the sale of large fixed annuities contracts, reflected as part of “Other operating income” in the table above, and the $1.5 million gain recorded in the fourth quarter of 2016 from the recovery of a residual CMO previously written off.

On a non-GAAP basis, excluding the effect of the aforementioned items, the adjusted non-interest income of $20.5 million for the first quarter of 2017 increased $0.2 million compared to adjusted non-interest income of $20.2 million for the fourth quarter of 2016. The $0.2 million increase in adjusted non-interest income was primarily due to:

  A $2.3 million increase related to seasonal contingent commissions received by the insurance agency based on the prior year’s production of insurance policies, included as part of “Other operating income” in the table above.

Partially offset by:

  A $1.7 million decrease in revenues from the mortgage banking activities driven by lower conforming loans production and sale volumes in the market. Total loans sold in the secondary market to U.S. government-sponsored entities amounted to $85.1 million with a related net gain of $2.3 million, net of To-Be-Announced MBS (“TBAs”) hedges losses of $60 thousand, in the first quarter of 2017, compared to $135.5 million with a related gain of $3.8 million, inclusive of TBAs hedges gains of $1.9 million, in the fourth quarter of 2016.
  A $0.3 million decrease related to seasonally lower credit and debit card interchange fees and other transactional fees, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2017	2016	2016	2016	2016

Employees' compensation and benefits	$38,653	$37,652	$38,005	$37,401	$38,435
Occupancy and equipment	14,088	14,045	13,888	13,043	14,183
Deposit insurance premium	3,771	3,920	4,333	5,742	6,060
Other insurance and supervisory fees	1,138	987	1,271	1,324	1,283
Taxes, other than income taxes	3,676	3,664	3,927	3,756	3,792
Professional fees:
Collections, appraisals and other credit related fees	2,072	2,344	2,267	2,898	2,381
Outsourcing technology services	5,354	5,435	5,124	4,937	4,768
Other professional fees	3,530	3,583	3,281	3,492	3,627
Credit and debit card processing expenses	2,831	3,533	3,546	3,274	3,282
Business promotion	3,281	199	3,169	4,048	4,003
Communications	1,543	1,515	1,711	1,725	1,808
Net loss on OREO operations	4,076	2,399	2,603	3,325	3,206
Other	3,869	4,960	5,178	4,579	6,169
Total	$87,882	$84,236	$88,303	$89,544	$92,997

Non-interest expenses in the first quarter of 2017 amounted to $87.9 million, an increase of $3.6 million from $84.2 million in the fourth quarter of 2016. The increase reflects the effect of the $2.7 million adjustment recorded in the fourth quarter of 2016 to reduce the credit card rewards liability due to the expiration of reward points earned by customers up to September 2013 (the conversion date of the credit card portfolio acquired from FIA in May 2012), reflected as part of “Business promotion” in the table above. Most of these points had been accrued at acquisition date and ultimately experienced a redemption pattern materially different from those points accrued after conversion. The variance also includes a $0.3 million decrease in expenses as the Corporation incurred costs of $0.3 million, primarily reflected as part of “Other professional fees” in the table above, associated with a secondary offering of the Corporation’s common stock by certain of the existing stockholders completed in the first quarter of 2017 compared to costs of $0.6 million associated to the secondary offering completed in the fourth quarter of 2016.

On a non-GAAP basis, excluding the effect of the aforementioned items, the adjusted non-interest expenses of $87.6 million for the first quarter of 2017 increased $1.3 million compared to adjusted non-interest expenses of $86.3 million for the fourth quarter of 2016. The $1.3 million increase in adjusted non-interest expenses was primarily due to:

  A $1.7 million increase in losses on other real estate owned (“OREO”) operations, primarily related to a $1.9 million write-down to the value of a commercial OREO property recorded in the first quarter.
  A $1.0 million increase in employees’ compensation and benefits expense, primarily reflecting higher seasonal payroll taxes and bonus accruals.
  A $0.4 million increase in adjusted business promotion expenses, driven by the effect in the previous quarter of a $0.8 million adjustment associated with the reduction in value assigned to each point of a deposit account rewards program, partially offset by lower marketing-related expenses in the first quarter.

Partially offset by:

  A $0.7 million decrease related to seasonally lower credit and debit card processing expenses.
  A $0.3 million decrease in the provision for unfunded loan commitments and letters of credit, included as part of “Other” in the table above, primarily related to lower unfunded commitments on classified loans.
  A $0.5 million decrease in charges to legal reserves, included as part of “Other” in the table above, mainly related to previous quarter accruals on labor-related cases.

INCOME TAXES

The Corporation recorded an income tax benefit for the first quarter of 2017 of $8.1 million compared to an income tax expense of $13.3 million for the fourth quarter of 2016. The variance was driven by a $13.2 million tax benefit recorded in the first quarter of 2017 related to the change in tax status of certain subsidiaries from taxable corporations to limited liability companies that make an election to be treated as partnerships for income tax purposes in Puerto Rico.

On March 1, 2017, the Corporation completed the applicable regulatory filings to change the tax status of its subsidiary, First Federal Finance, from a taxable corporation to a non-taxable “pass-through” entity. This election will allow the Corporation to realize tax benefits of its deferred tax assets associated with pass-through ordinary net operating losses available at the banking subsidiary, FirstBank, which were subject to a full valuation allowance, against now pass-through ordinary income from this profitable subsidiary. Under the Puerto Rico Internal Revenue Code, pass-through ordinary net operating losses can only be used to offset pass-through ordinary income.

On March 1, 2017, the Corporation also completed the applicable regulatory filings to change the tax status of its subsidiary, FirstBank Insurance, from a taxable corporation to a non-taxable “pass-through” entity. This election will allow the Corporation to offset pass-through income projected to be earned by FirstBank Insurance with the projected net operating losses at the Holding Company.

The aforementioned $13.2 million tax benefit was primarily associated with the reversal of the deferred tax asset valuation allowance previously recorded at FirstBank related to pass-through ordinary net operating losses, partially offset by the elimination of the deferred tax asset previously recorded at FirstBank Insurance. The consolidated worldwide estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and the tax benefit associated with the change in the tax status of certain subsidiaries, was 24% for the quarter ended on March 31, 2017. As of March 31, 2017, the Corporation had a net deferred tax asset of $287.7 million (net of a valuation allowance of $195.5 million, including a valuation allowance of $154.7 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Non-performing loans held for investment:
Residential mortgage	$154,893	$160,867	$162,201	$164,399	$172,890
Commercial mortgage	174,908	178,696	191,449	200,376	182,763
Commercial and Industrial	77,972	146,599	137,016	154,405	137,896
Construction	48,468	49,852	50,767	52,549	54,036
Consumer and Finance leases	21,325	24,080	25,279	26,465	27,351
Total non-performing loans held for investment	477,566	560,094	566,712	598,194	574,936

OREO	137,784	137,681	139,446	139,159	142,888
Other repossessed property	6,235	7,300	9,416	10,790	11,339
Other assets (1)	17,531	21,362	20,393	-	-
Total non-performing assets, excluding loans held for sale	$639,116	$726,437	$735,967	$748,143	$729,163

Non-performing loans held for sale	8,079	8,079	8,079	8,079	8,079
Total non-performing assets, including loans held for sale (2)	$647,195	$734,516	$744,046	$756,222	$737,242

Past-due loans 90 days and still accruing (3)	$143,089	$135,808	$138,442	$143,811	$184,890
Non-performing loans held for investment to total loans held for investment	5.41%	6.30%	6.39%	6.74%	6.41%
Non-performing loans to total loans	5.48%	6.36%	6.44%	6.81%	6.47%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	5.38%	6.10%	6.10%	5.98%	5.74%
Non-performing assets to total assets	5.44%	6.16%	6.16%	6.05%	5.80%

(1) Bonds of the Government Development Bank for Puerto Rico ("GDB") and the Puerto Rico Public Buildings Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $23.2 million recorded on the Corporation's books at their aggregate fair value of $17.5 million (December 31, 2016 - $20.5 million).

(2) Purchased credit impaired ("PCI") loans of $163.1 million accounted for under ASC 310-30 as of March 31, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3) Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2017 of approximately $27.2 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $87.3 million to $647.2 million as of March 31, 2017, compared to $734.5 million as of December 31, 2016. Total non-performing loans, including non-performing loans held for sale, decreased by $82.5 million from $568.2 million as of the end of the fourth quarter of 2016 to $485.6 million as of March 31, 2017. The decrease in non-performing assets was primarily attributable to the aforementioned sale of the PREPA credit line with a book value of $64 million at the time of sale, as well as commercial loans cash collections and charge-offs, and decreases of $6.0 million and $2.7 million in non-performing residential mortgage and consumer loans, respectively.
  Inflows to non-performing loans held for investment were $33.4 million, a decrease of $34.5 million, compared to inflows of $67.9 million in the fourth quarter of 2016. The decrease reflects the effect in the fourth quarter of 2016 of the inflow to non-performing of a $33.7 million commercial and industrial loan in the Puerto Rico region. Inflows to non-performing commercial and construction loans decreased by $34.6 million to $2.8 million during the first quarter of 2017 compared to $37.3 million in the fourth quarter of 2016. In addition, inflows to non-performing consumer loans decreased by $2.2 million. Lower inflows in the commercial, construction and consumer loan portfolios were partially offset by a $2.2 million increase in inflows of non-performing residential mortgage loans.
  Adversely classified commercial and construction loans held for investment decreased by $70.4 million to $419.0 million as of March 31, 2017, driven by the sale of the PREPA credit line.
  The OREO balance increased by $0.1 million, driven by additions of $13.6 million in the first quarter, primarily residential properties in Puerto Rico, partially offset by sales of $7.1 million and adjustments to the OREO value of $6.4 million.
  Total troubled debt restructuring (“TDR”) loans held for investment were $602.4 million as of March 31, 2017, down $44.7 million from December 31, 2016. Approximately $385.2 million of total TDR loans held for investment were in accrual status as of March 31, 2017.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31,		December 31,		September 30,	June 30,	March 31,
	2017		2016		2016	2016	2016

Allowance for loan and lease losses, beginning of period	$205,603		$214,070		$234,454	$238,125	$240,710
Provision for loan and lease losses	25,442	(1)	23,191	(4)	21,503	20,986	21,053
Net (charge-offs) recoveries of loans:
Residential mortgage	(7,476)		(5,487)		(7,542)	(10,691)	(6,960)
Commercial mortgage	(1,332)		(4,310)	(5)	(13,395)	(1,404)	(529)
Commercial and Industrial	(11,177)	(2)	(9,515)	(6)	(9,658)	(1,238)	(3,479)
Construction	382		(1,132)		121	(369)	(74)
Consumer and finance leases	(8,211)		(11,214)		(11,413)	(10,955)	(12,596)
Net charge-offs	(27,814)	(3)	(31,658)	(7)	(41,887)	(24,657)	(23,638)
Allowance for loan and lease losses, end of period	$203,231		$205,603		$214,070	$234,454	$238,125

Allowance for loan and lease losses to period end total loans held for investment	2.30%		2.31%		2.42%	2.64%	2.65%
Net charge-offs (annualized) to average loans outstanding during the period	1.26%		1.43%		1.90%	1.11%	1.05%
Net charge-offs (annualized), excluding charge-offs of $10.7 million related to the sale of the PREPA credit line in the first quarter of 2017 and net charge-offs of $4.6 million related to the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016, to average loans outstanding during the period	0.78%		1.22%		1.90%	1.11%	1.05%
Provision for loan and lease losses to net charge-offs during the period	0.91x		0.73x		0.51x	0.85x	0.89x

Provision for loan and lease losses to net charge-offs during the period, excluding impact of the sale of the PREPA credit line in the first quarter of 2017 and the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016

	1.46x		0.79x		0.51x	0.85x	0.89x

(1) Includes a provision of $0.6 million associated with the sale of the PREPA credit line.
(2) Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line.
(3) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line.
(4) Includes a provision of $1.8 million associated with the sale of the $16.3 million pool of non-performing assets.
(5) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets.
(6) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets.
(7) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets.

  The ratio of the allowance for loan and lease losses to total loans held for investment remained relatively flat at 2.30% as of March 31, 2017 compared to 2.31% as of December 31, 2016. The ratio of the total allowance to non-performing loans held for investment was 42.56% as of March 31, 2017 compared to 36.71% as of December 31, 2016, driven by the sale of the PREPA credit line and the aforementioned increase in the reserve for commercial mortgage loans guaranteed by the TDF.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of March 31, 2017 and December 31, 2016 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of March 31, 2017
Impaired loans:
Principal balance of loans, net of charge-offs	$432,798	$330,895	$43,505	$807,198
Allowance for loan and lease losses	8,551	52,184	5,576	66,311
Allowance for loan and lease losses to principal balance	1.98%	15.77%	12.82%	8.21%

PCI loans:
Carrying value of PCI loans	158,940	4,160	-	163,100
Allowance for PCI loans	6,545	312	-	6,857
Allowance for PCI loans to carrying value	4.12%	7.50%	-	4.20%

Loans with general allowance:
Principal balance of loans	2,680,860	3,507,540	1,663,651	7,852,051
Allowance for loan and lease losses	20,679	65,828	43,556	130,063
Allowance for loan and lease losses to principal balance	0.77%	1.88%	2.62%	1.66%

Total loans held for investment:
Principal balance of loans	$3,272,598	$3,842,595	$1,707,156	$8,822,349
Allowance for loan and lease losses	35,775	118,324	49,132	203,231
Allowance for loan and lease losses to principal balance	1.09%	3.08%	2.88%	2.30%

As of December 31, 2016

Impaired loans:
Principal balance of loans, net of charge-offs	$442,267	$401,225	$44,413	$887,905
Allowance for loan and lease losses	8,633	50,215	5,573	64,421
Allowance for loan and lease losses to principal balance	1.95%	12.52%	12.55%	7.26%

PCI loans:
Carrying value of PCI loans	162,676	3,142	-	165,818
Allowance for PCI loans	6,632	225	-	6,857
Allowance for PCI loans to carrying value	4.08%	7.16%	-	4.14%

Loans with general allowance:
Principal balance of loans	2,691,088	3,469,847	1,672,215	7,833,150
Allowance for loan and lease losses	18,715	71,336	44,274	134,325
Allowance for loan and lease losses to principal balance	0.70%	2.06%	2.65%	1.71%

Total loans held for investment:
Principal balance of loans	$3,296,031	$3,874,214	$1,716,628	$8,886,873
Allowance for loan and lease losses	33,980	121,776	49,847	205,603
Allowance for loan and lease losses to principal balance	1.03%	3.14%	2.90%	2.31%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	March 31,		December 31,		September 30,	June 30,	March 31,
	2017		2016		2016	2016	2016

Residential mortgage	0.92%		0.67%		0.91%	1.29%	0.84%

Commercial mortgage	0.33%		1.11%	(3)	3.49%	0.37%	0.14%

Commercial and Industrial	2.07%	(1)	1.75%	(4)	1.81%	0.23%	0.64%

Construction	-1.17%		3.36%		-0.36%	1.02%	0.18%

Consumer and finance leases	1.92%		2.61%		2.63%	2.48%	2.79%

Total loans	1.26%	(2)	1.43%	(5)	1.90%	1.11%	1.05%

(1) Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of commercial and industrial net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 0.08%.

(2) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of total net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 0.78%.

(3) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 0.33%.

(4) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.46%.

(5) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.22%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the first quarter of 2017 were $27.8 million, or an annualized 1.26% of average loans, compared to $31.7 million, or an annualized 1.43% of average loans, in the fourth quarter of 2016.

Excluding the impact of the $10.7 million charge-off recorded in the first quarter of 2017 associated with the sale of the PREPA credit line and net charge-offs of $4.6 million related to the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016, adjusted total net charge-offs in the first quarter of 2017 were $17.1 million, or an annualized 0.78% of average loans, a decrease of $9.9 million compared to adjusted net charge-offs of $27.0 million, or an annualized 1.22% of average loans, in the fourth quarter of 2016. The decrease of $9.9 million in adjusted net charge-offs was mainly related to:

  An $8.9 million decrease in commercial and construction loan adjusted net charge-offs, primarily reflected in the Puerto Rico region.
  A $3.0 million decrease in consumer loan net charge-offs, primarily related to auto, boat loans and the aforementioned loan loss recovery of $1.2 million on the sale of certain credit card loans that had been fully charged-off in prior periods.

Partially offset by:

  A $2.0 million increase in residential mortgage loan net charge-offs, primarily related to foreclosures and loans evaluated for impairment based on delinquency and loan-to-value levels.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $11.9 billion as of March 31, 2017, down $32.1 million from December 31, 2016.

The decrease was mainly due to:

  A $68.6 million decrease in total loans, primarily reflecting a $114.3 million reduction in the Puerto Rico region, including the effect of the aforementioned sale of the PREPA credit line with a book value of $64 million at the time of sale and reductions of $30.8 million and $10.1 million in residential mortgage and consumer loans, respectively, partially offset by a $50.1 million growth in the Florida region reflected in all major loan categories.

  Total loan originations, including refinancings, renewals, and draws from existing revolving and non-revolving commitments, amounted to approximately $867.6 million, compared to $757.1 million in the fourth quarter of 2016. These figures exclude the credit card utilization activity. Commercial and construction loan originations increased by $131.6 million to $550.3 million in the first quarter of 2017 from $418.7 million in the fourth quarter of 2016 significantly impacted by the refinancing and renewal of three large commercial loans in Puerto Rico totaling $176.4 million. Consumer loan originations increased by $8.2 million to $153.2 million in the first quarter of 2017 compared to $144.9 million in the fourth quarter of 2016. Residential mortgage loan originations and purchases decreased by $29.3 million to $164.1 million in the first quarter of 2017 compared to $193.5 million in the fourth quarter of 2016.
  A $54.6 million decrease in investment securities driven by U.S. agency MBS prepayments of approximately $49.7 million and a $4.5 million decrease in FHLB stock.
  A $35.5 million decrease in items in process recorded as part of “Other assets” in the statement of financial condition.

Partially offset by:

  A $124.4 million increase in cash and cash equivalents primarily tied to the increase in non-interest bearing deposits, proceeds from U.S. agency MBS prepayments, the sale of the PREPA credit line and loan repayments.

Total liabilities were approximately $10.1 billion as of March 31, 2017, down $68.8 million from December 31, 2016.

The decrease was mainly due to:

  A $100 million decrease in short-term FHLB advances.
  An $81.2 million decrease in brokered CDs. The Corporation redeemed in the first quarter approximately $253.8 million of maturing brokered CDs with an all-in cost of 1.05%, partially offset by issuances of brokered CDs of approximately $172.6 million with an all-in cost of 1.46%.

Partially offset by:

  An $86.3 million increase in total deposits, excluding brokered CDs and government deposits, reflecting increases of $67.4 million and $38.3 million in the Puerto Rico and the Virgin Islands regions, respectively, partially offset by a $19.4 million reduction in the Florida region.
  A $21.7 million increase in government deposits, reflecting an increase of $25.7 million in Puerto Rico primarily related to a transactional account of an agency of the Puerto Rico government, partially offset by a $4.0 million decrease in the Virgin Islands region.

Total stockholders’ equity amounted to $1.8 billion as of March 31, 2017, an increase of $36.8 million from December 31, 2016, mainly driven by the earnings generated in the first quarter.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of March 31, 2017 were 18.22%, 18.22%, 21.85% and 13.83%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.74%, 17.74%, 21.34%, and 13.70%, respectively, as of the end of the fourth quarter of 2016. The Corporation paid interest for the first quarter of 2017 on the subordinated debt associated with its trust preferred securities and paid dividends on its non-cumulative perpetual monthly income preferred stock in January, February and March 2017. As of March 31, 2017, the Corporation is current on all interest payments related to its subordinated debt.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of March 31, 2017 of our banking subsidiary, FirstBank Puerto Rico, were 16.98%, 20.03%, 21.29%, and 15.22%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.92%, 19.53%, 20.80% and 15.10%, respectively, as of the end of the fourth quarter of 2016.

As previously announced, a secondary offering of the Corporation’s common stock by certain of the Corporation’s existing stockholders was completed on February 7, 2017. Funds affiliated with Thomas H. Lee Partners (“THL”) sold 10 million shares of common stock, and funds managed by Oaktree Capital Management, L.P. (“Oaktree”) sold 10 million shares of common stock. In addition, the underwriters exercised their option to purchase an additional 3 million shares of common stock from the selling stockholders. The Corporation did not receive any proceeds from the offering. As of March 31, 2017, each of THL and Oaktree owns 9.2% of the Corporation’s common stock.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 14.70% as of March 31, 2017 from 14.34% as of December 31, 2016.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Tangible Equity:
Total equity - GAAP	$1,823,017	$1,786,243	$1,799,886	$1,786,453	$1,749,167
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(9,899)	(10,531)	(11,228)	(11,925)	(12,622)
Core deposit intangible	(6,747)	(7,198)	(7,690)	(8,182)	(8,674)
Insurance customer relationship intangible	(889)	(927)	(965)	(1,003)	(1,042)

Tangible common equity	$1,741,280	$1,703,385	$1,715,801	$1,701,141	$1,662,627

Tangible Assets:
Total assets - GAAP	$11,890,398	$11,922,455	$12,075,253	$12,508,702	$12,714,370
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(9,899)	(10,531)	(11,228)	(11,925)	(12,622)
Core deposit intangible	(6,747)	(7,198)	(7,690)	(8,182)	(8,674)
Insurance customer relationship intangible	(889)	(927)	(965)	(1,003)	(1,042)

Tangible assets	$11,844,765	$11,875,701	$12,027,272	$12,459,494	$12,663,934

Common shares outstanding	218,431	217,446	217,388	217,129	217,012

Tangible common equity ratio	14.70%	14.34%	14.27%	13.65%	13.13%
Tangible book value per common share	$7.97	$7.83	$7.89	$7.83	$7.66

Exposure to Puerto Rico Government

As of March 31, 2017, the Corporation had $245.0 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $323.3 million as of December 31, 2016. Approximately $190.9 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $6.8 million consisted of loans to units of the central government, and approximately $16.2 million consisted of loans to an affiliate of a public corporation. The Corporation’s total direct exposure also includes obligations of the Puerto Rico Government with an amortized cost of $31.2 million as part of its available-for-sale investment securities portfolio, net of $34.4 million in cumulative other-than-temporary credit impairment charges, and recorded on its books at a fair value of $23.7 million as of March 31, 2017. During the first quarter of 2017, the Corporation recorded a $12.2 million OTTI charge on three Puerto Rico Government debt securities held by the Corporation as part of its available-for-sale securities portfolio, specifically bonds of the GDB and the Puerto Rico Public Buildings Authority. The credit-related impairment loss on these defaulted bonds considered revised estimates of recovery rates based on the latest available information, including credit ratings downgrades and the revised fiscal plan published by the Puerto Rico government in March 2017.

In addition, the Corporation had financings to the hotel industry in Puerto Rico guaranteed by the TDF with a book value of $110.9 million as of March 31, 2017, down $0.8 million, compared to $111.8 million as of December 31, 2016. As previously reported, the Corporation’s exposure to commercial loans guaranteed by the TDF was placed in non-accrual status in the first quarter of 2016 and interest payments collected are now applied against principal. Approximately $2.7 million of interest payments received on loans guaranteed by the TDF since late March 2016 have been applied against principal. The Corporation received payments on the largest of these three facilities sufficient to cover monthly contractual payments up to its maturity on February 1, 2017. This facility is currently being renegotiated and the borrower has continued to make monthly interest payments. In addition, the borrowers’ cash flows related to the other two facilities are insufficient to cover debt service and the Corporation is not receiving collections from the TDF guarantee. During the first quarter of 2017, the Corporation increased by $10.8 million the specific reserve allocated to these loans in light of the revised fiscal plan published by the Puerto Rico government. As of March 31, 2017, the Corporation’s non-performing assets related to the Puerto Rico Government exposure, including loans with real estate collateral and investment securities, are being carried (net of reserves and accumulated charge-offs) at 56% of unpaid principal balance. The total reserve coverage ratio related to commercial loans extended to or guaranteed by the Puerto Rico Government (excluding municipalities) was 23% as of March 31, 2017.

The exposure to municipalities in Puerto Rico includes $156.0 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of March 31, 2017, the Corporation had $434.5 million of public sector deposits in Puerto Rico, compared to $408.8 million as of December 31, 2016. Approximately 26% is from municipalities and municipal agencies in Puerto Rico and 74% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, April 25, 2017, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until April 25, 2018. A telephone replay will be available one hour after the end of the conference call through May 25, 2017 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10104827.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including the effect of payment defaults on the Puerto Rico government general obligations, bonds of the Government Development Bank for Puerto Rico and certain bonds of government public corporations, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions and, in turn, further adversely impact the Corporation; uncertainty as to the ultimate outcomes of actions taken or those that may have to be taken by the Puerto Rico government or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) to address Puerto Rico’s financial problems; uncertainty about whether the Corporation will be able to continue to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”), that, among other things, requires the Corporation to serve as a source of strength to FirstBank and that, except with the consent generally of the New York Fed and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), prohibits the Corporation from paying dividends to stockholders or receiving dividends from FirstBank, making payments on trust preferred securities or subordinated debt, incurring, increasing or guaranteeing debt or repurchasing any capital securities and uncertainty whether such consent will be provided for future interest payments on the subordinated debt despite the consents that enabled the Corporation to pay all the accrued but deferred interest payments plus the interest for the second, third and fourth quarters of 2016 and the first quarter of 2017 on the Corporation’s subordinated debentures associated with its trust preferred securities and for future monthly dividend on its non-cumulative perpetual preferred stock, despite the consent that enabled the Corporation to pay monthly dividends on its non-cumulative perpetual preferred stock since December 2016; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s common stockholders in the future due to the Corporation’s need to receive regulatory approvals to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which reduced interest margins and affected funding sources, and has affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets, and may continue to have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Puerto Rico government’s obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York Fed, the Federal Deposit Insurance Corporation (“FDIC”), government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on the Corporation’s financial instruments, goodwill or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact on the Corporation’s businesses, business practices and results of operations of a potential higher interest rate environment; uncertainty as to whether FirstBank will be able to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosures of these financial measures may be useful also to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, as well as certain items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of items that are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of non-GAAP financial measures that reflect adjustments to the provision for loan and lease losses, net charge-offs, non-interest income, non-interest expenses and net income to exclude items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. During the first quarter of 2017 and the fourth and first quarters of 2016, the following items were excluded for one of those reasons:

  Adjusted provision for loan and lease losses for the first quarter of 2017 excluded the effect of the $0.6 million charge related to the sale of the Corporation’s outstanding participation in the PREPA line of credit with a book value of $64 million at the time of sale and for the fourth quarter of 2016 excludes the effect of the $1.8 million charge related to the sale of the $16.3 million pool of non-performing assets.
  Adjusted net charge-offs for the first quarter of 2017 excluded the $10.7 million charge-off recorded on the sale of the PREPA credit line and for the fourth quarter of 2016 excludes the effect of net charge-offs of $4.6 million related to the sale of the $16.3 million pool of non-performing assets.
  Adjusted non-interest income excluded for the first quarter of 2017 and fourth and first quarters of 2016, the following:
    OTTI charges on debt securities of $12.2 million and $6.7 million for the first quarter of 2017 and 2016, respectively.
    Gain of $1.5 million from the recovery of a residual CMO previously written off once the trust was liquidated in the fourth quarter of 2016.
    Brokerage and insurance commissions of $1.8 million from the sale of large fixed annuities contracts recorded in the fourth quarter of 2016.
    Gain of $4.2 million on the repurchase and cancellation of trust preferred securities recorded in the first quarter of 2016.
    Gain of $8 thousand on the sale of a U.S. Treasury bill recorded in the first quarter of 2016.
  Adjusted non-interest expenses excluded for the first quarter of 2017 and fourth and first quarters of 2016, the following:
    Costs of $0.3 million and $0.6 million associated with secondary offerings of the Corporation’s common stock by certain of the existing stockholders recorded in the first quarter of 2017 and fourth quarter of 2016, respectively.
    A $2.7 million adjustment recorded in the fourth quarter of 2016 to reduce the credit card rewards liability due to the expiration of reward points earned by customers up to September 2013 (the conversion date of the credit card portfolio acquired from FIA in May 2012). Most of these points had been accrued at the acquisition date and ultimately experienced a redemption pattern materially different from those points accrued after conversion.
    Incentive costs of $0.1 million related to the sale of large fixed annuities contracts recorded in the fourth quarter of 2016.
  Adjusted net income excluded the tax benefit of $13.2 million related to the change in tax status of certain subsidiaries from taxable corporations to limited liability companies and the effect of all the items mentioned in the above bullets for the first quarter of 2017 and fourth and first quarters of 2016, and their related tax impacts as follows:
    Tax benefit of $0.2 million related to the sale of the PREPA credit line in the first quarter of 2017 (calculated based on the statutory tax rate of 39%).
    Tax benefit of $0.7 million related to the sale of the $16.3 million pool of non-performing assets executed in the fourth quarter of 2016 (calculated based on the statutory tax rate of 39%).
    No tax benefit was recorded for the OTTI charges recorded in 2017 and 2016.
    Tax expense of $0.3 million related to the gain from recovery of a residual CMO previously written off, which was recorded in the fourth quarter of 2016 (calculated based on the applicable capital gain tax rate of 20%).
    Tax expense of $0.7 million related to brokerage and insurance commissions from the sale of large fixed annuities contracts, net of incentive costs, recorded in the fourth quarter of 2016 (calculated based on the statutory tax rate of 39%).
    Tax expense of $1.1 million related to the adjustment to reduce the credit card rewards liability due to unusually large customer forfeitures, which was recorded in the fourth quarter of 2016 (calculated based on the statutory tax rate of 39%).
    The gain realized on the repurchase and cancellation of trust preferred securities and costs incurred associated with the secondary offerings, recorded at the holding company level, had no effect on the income tax expense in 2016 and 2017.

Management believes that the presentations of adjusted provision for loan and lease losses, adjusted net charge-offs, adjusted non-interest income, adjusted non-interest expenses, and adjusted net income enhance the ability of analysts and investors to analyze trends in the Corporation’s business and better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

The following table reconciles these non-GAAP financial measures to the corresponding measures presented in accordance with GAAP.

(Dollars in thousands)

2017 First Quarter	As Reported (GAAP)	Sale of PREPA credit line	Secondary Offering Costs	OTTI on debt securities	Change in tax status of certain subsidiaries	Tax effect	Adjusted (Non-GAAP)

Total net charge-offs (1)	$27,814	$10,734	$-	$-	$-	$-	$17,080
Total net charge-offs to average loans	1.26%						0.78%
Commercial and Industrial	11,177	10,734	-	-	-	-	443
Commercial and Industrial loans net charge-offs to average loans	2.07%						0.08%

Provision for loan and lease losses	$25,442	$(569)	$-	$-	$-	$-	$24,873

Non-interest income	$8,243	$-	$-	$12,231	$-	$-	$20,474
(Loss) gain on investments and impairments	(12,231)	-	-	12,231	-	-	-

Non-interest expenses	$87,882	$-	$(274)	$-	$-	$-	$87,608
Professional fees	10,956	-	(254)	-	-	-	10,702
Business promotion	3,281	-	(20)	-	-	-	3,261

Net income	$25,541	$569	$274	$12,231	$(13,161)	$(222)	$25,232

(1) Net charge-offs percentages annualized

(Dollars in thousands)

2016 Fourth Quarter	As Reported (GAAP)	Gain from Recovery of Investments Previously Written Off	Brokerage and Insurance Commissions from Sale of Large Fixed Annuities Contracts and Related Incentive Costs	Sale of $16.3 million Pool of Non-Performing Assets	Credit Card Rewards Program Unusual Forfeiture	Secondary Offering Costs	Tax effect	Adjusted (Non-GAAP)

Total net charge-offs (1)	$31,658	$-	$-	$(4,631)	$-	$-	$-	27,027
Total net charge-offs to average loans	1.43%							1.22%
Commercial mortgage	4,310	-	-	(3,026)	-	-	-	1,284
Commercial mortgage loans net charge-offs to average loans	1.11%							0.33%
Commercial and industrial	9,515	-	-	(1,593)	-	-	-	7,922
Commercial and industrial loans net charge-offs to average loans	1.75%							1.46%
Residential mortgage	5,487	-	-	(12)	-	-	-	5,475
Residential mortgage loans net charge-offs to average loans	0.67%							0.67%

Provision for loan and lease losses	$23,191	$-	$-	$(1,799)	$-	$-	$-	$21,392

Non-interest income	$23,561	$(1,547)	$(1,772)	$-	$-	$-	$-	$20,242
Gain on investments and impairments	1,547	(1,547)	-	-	-	-	-	-
Other non-interest income	10,951	-	(1,772)	-	-	-	-	9,179

Non-interest expenses	$84,236	$-	$(80)	$-	$2,732	$(590)	$-	$86,298
Employees' compensation and benefits	37,652	-	(80)	-	-	-	-	37,572
Business promotion	199	-	-	-	2,732	(20)	-	2,911
Professional fees	11,362	-	-	-	-	(548)	-	10,814
Taxes, other than income taxes	3,664	-	-	-	-	(22)	-	3,642

Net income	$23,858	$(1,547)	$(1,692)	$1,799	$(2,732)	$590	$1,333	$21,609

(1) Net charge-offs percentages annualized

(Dollars in thousands)

2016 First Quarter	As Reported (GAAP)	OTTI on debt securities	Gain on Repurchase and Cancellation of Trust Preferred Securities	Gain on Sale of Investment Securities	Tax effect	Adjusted (Non-GAAP)

Non-interest income	$18,469	$6,687	$(4,217)	$(8)	$-	$20,931
(Loss) gain on investments and impairments	(6,679)	6,687	-	(8)	-	-
Gain on early extinguishment of debt	4,217	-	(4,217)	-	-	-

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	March 31,	December 31,
(In thousands, except for share information)	2017	2016
ASSETS

Cash and due from banks	$414,034	$289,591

Money market investments:
Time deposits with other financial institutions	2,800	2,800
Other short-term investments	7,288	7,294
Total money market investments	10,088	10,094

Investment securities available for sale, at fair value	1,831,981	1,881,920

Investment securities held to maturity, at amortized cost	156,049	156,190

Other equity securities	38,492	42,992

Total investment securities	2,026,522	2,081,102

Loans, net of allowance for loan and lease losses of $203,231
(December 31, 2016 - $205,603)	8,619,118	8,681,270
Loans held for sale, at lower of cost or market	45,906	50,006
Total loans, net	8,665,024	8,731,276

Premises and equipment, net	148,339	150,828
Other real estate owned	137,784	137,681
Accrued interest receivable on loans and investments	41,136	45,453
Other assets	447,471	476,430
Total assets	$11,890,398	$11,922,455

LIABILITIES

Deposits:
Non-interest-bearing deposits	$1,581,086	$1,484,155
Interest-bearing deposits	7,276,912	7,347,050
Total deposits	8,857,998	8,831,205

Securities sold under agreements to repurchase	300,000	300,000
Advances from the Federal Home Loan Bank (FHLB)	570,000	670,000
Other borrowings	216,187	216,187
Accounts payable and other liabilities	123,196	118,820
Total liabilities	10,067,381	10,136,212

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 219,783,062 shares
(December 31, 2016 - 218,700,394 shares issued)	21,978	21,870
Less: Treasury stock (at par value)	(135)	(125)

Common stock outstanding, 218,430,573 shares outstanding
(December 31, 2016 - 217,446,205 shares outstanding)	21,843	21,745
Additional paid-in capital	932,964	931,856
Retained earnings	855,800	830,928
Accumulated other comprehensive (loss) income	(23,694)	(34,390)
Total stockholders' equity	1,823,017	1,786,243
Total liabilities and stockholders' equity	$11,890,398	$11,922,455

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2017	2016	2016

Net interest income:
Interest income	$145,228	$143,954	$150,831
Interest expense	22,679	22,890	26,183
Net interest income	122,549	121,064	124,648
Provision for loan and lease losses	25,442	23,191	21,053
Net interest income after provision for loan and lease losses	97,107	97,873	103,595

Non-interest income:
Service charges on deposit accounts	5,790	5,759	5,800
Mortgage banking activities	3,616	5,304	4,753
Net (loss) gain on investments and impairments	(12,231)	1,547	(6,679)
Gain on early extinguishment of debt	-	-	4,217
Other non-interest income	11,068	10,951	10,378
Total non-interest income	8,243	23,561	18,469

Non-interest expenses:
Employees' compensation and benefits	38,653	37,652	38,435
Occupancy and equipment	14,088	14,045	14,183
Business promotion	3,281	199	4,003
Professional fees	10,956	11,362	10,776
Taxes, other than income taxes	3,676	3,664	3,792
Insurance and supervisory fees	4,909	4,907	7,343
Net loss on other real estate owned operations	4,076	2,399	3,206
Other non-interest expenses	8,243	10,008	11,259
Total non-interest expenses	87,882	84,236	92,997

Income before income taxes	17,468	37,198	29,067
Income tax benefit (expense)	8,073	(13,340)	(5,723)

Net income	$25,541	$23,858	$23,344

Net income attributable to common stockholders	$24,872	$23,635	$23,344

Earnings per common share:

Basic	$0.12	$0.11	$0.11
Diluted	$0.11	$0.11	$0.11

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended
	March 31,		December 31,		March 31,
	2017		2016		2016
Condensed Income Statements:
Total interest income	$145,228		$143,954		$150,831
Total interest expense	22,679		22,890		26,183
Net interest income	122,549		121,064		124,648
Provision for loan and lease losses	25,442		23,191		21,053
Non-interest income	8,243		23,561		18,649
Non-interest expenses	87,882		84,236		92,997
Income before income taxes	17,468		37,198		29,067
Income tax benefit (expense)	8,073		(13,340)		(5,723)
Net income	25,541		23,858		23,344
Net income attributable to common stockholders	24,872		23,635		23,344

Per Common Share Results:
Net earnings per share - basic	$0.12		$0.11		$0.11
Net earnings per share - diluted	$0.11		$0.11		$0.11
Cash dividends declared	$-		$-		$-
Average shares outstanding	213,340		213,225		212,348
Average shares outstanding diluted	217,373		217,396		213,274
Book value per common share	$8.18		$8.05		$7.89
Tangible book value per common share (1)	$7.97		$7.83		$7.66

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.87		0.80		0.74
Interest Rate Spread (2)	4.28		4.12		4.10
Net Interest Margin (2)	4.55		4.39		4.34
Return on Average Total Equity	5.77		5.29		5.46
Return on Average Common Equity	5.88		5.40		5.57
Average Total Equity to Average Total Assets	15.12		15.10		13.60
Total capital	21.85		21.34		20.17
Common equity Tier 1 capital	18.22		17.74		16.60
Tier 1 capital	18.22		17.74		16.60
Leverage	13.83		13.70		12.20
Tangible common equity ratio (1)	14.70		14.34		13.13
Dividend payout ratio	-		-		-
Efficiency ratio (3)	67.19		58.24		64.98

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.30		2.31		2.65
Net charge-offs (annualized) to average loans	1.26	(4)	1.43	(6)	1.05
Provision for loan and lease losses to net charge-offs	91.47	(5)	73.26	(7)	89.06
Non-performing assets to total assets	5.44		6.16		5.80
Non-performing loans held for investment to total loans held for investment	5.41		6.30		6.41
Allowance to total non-performing loans held for investment	42.56		36.71		41.42
Allowance to total non-performing loans held for investment excluding residential real estate loans	62.98		51.50		59.23

Other Information:
Common Stock Price: End of period	$5.65		$6.61		$2.92

1 - Non-GAAP financial measure. See page 16 for GAAP to Non-GAAP reconciliations.

2 - On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Table 2 below.

3 - Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4 - The ratio of net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 0.78%.
5 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact of the sale of the PREPA credit line, was 145.63%.
6 - The ratio of net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter of 2016, was 1.22%.

7 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact of the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter of 2016, was 79.15%.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2017	2016	2016	2017	2016	2016	2017	2016	2016

Interest-earning assets:
Money market & other short-term investments	$268,934	$291,703	$850,782	$484	$359	$1,073	0.73%	0.49%	0.51%
Government obligations (2)	729,307	753,888	699,760	4,360	4,176	5,478	2.42%	2.20%	3.15%
Mortgage-backed securities	1,334,560	1,265,628	1,389,806	11,614	7,880	12,277	3.53%	2.48%	3.55%
FHLB stock	39,560	32,428	31,284	461	388	348	4.73%	4.76%	4.47%
Other investments	2,699	2,596	1,470	2	3	1	0.30%	0.46%	0.27%
Total investments (3)	2,375,060	2,346,243	2,973,102	16,921	12,806	19,177	2.89%	2.17%	2.59%
Residential mortgage loans	3,260,885	3,282,422	3,321,582	44,280	44,514	45,388	5.51%	5.40%	5.50%
Construction loans	130,494	134,795	160,283	1,144	1,240	1,615	3.56%	3.66%	4.05%
C&I and commercial mortgage loans	3,760,594	3,726,374	3,720,615	41,110	41,576	40,978	4.43%	4.44%	4.43%
Finance leases	234,729	229,843	230,224	4,314	4,304	4,436	7.45%	7.45%	7.75%
Consumer loans	1,475,569	1,486,660	1,576,696	41,070	42,005	44,032	11.29%	11.24%	11.23%
Total loans (4) (5)	8,862,271	8,860,094	9,009,400	131,918	133,639	136,449	6.04%	6.00%	6.09%
Total interest-earning assets	$11,237,331	$11,206,337	$11,982,502	$148,839	$146,445	$155,626	5.37%	5.20%	5.22%

Interest-bearing liabilities:
Brokered CDs	$1,413,667	$1,502,386	$2,076,816	$4,805	$4,887	$6,017	1.38%	1.29%	1.17%
Other interest-bearing deposits	5,884,772	5,887,005	5,945,426	11,167	11,192	11,240	0.77%	0.76%	0.76%
Other borrowed funds	516,187	592,274	919,015	4,585	5,263	7,455	3.60%	3.54%	3.26%
FHLB advances	642,222	483,750	455,000	2,122	1,548	1,471	1.34%	1.27%	1.30%
Total interest-bearing liabilities	$8,456,848	$8,465,415	$9,396,257	$22,679	$22,890	$26,183	1.09%	1.08%	1.12%
Net interest income				$126,160	$123,555	$129,443
Interest rate spread							4.28%	4.12%	4.10%
Net interest margin							4.55%	4.39%	4.34%

1 - On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 6 for GAAP to Non-GAAP reconciliations.

2 - Government obligations include debt issued by government-sponsored agencies.
3 - Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4 - Average loan balances include the average of non-performing loans.

5 - Interest income on loans includes $2.1 million, $2.3 million and $2.8 million for the quarters ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Non-Interest Income

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2017	2016	2016

Service charges on deposit accounts	$5,790	$5,759	$5,800
Mortgage banking activities	3,616	5,304	4,753
Insurance income	3,587	2,298	3,269
Broker-dealer income	-	789	-
Other operating income	7,481	7,864	7,109

Non-interest income before net (loss) gain on investments and gain on early extinguishment of debt	20,474	22,014	20,931

Net gain on sale of investments	-	-	8
Gain from recovery of investments previously written off	-	1,547	-
OTTI on debt securities	(12,231)	-	(6,687)
Net (loss) gain on investments	(12,231)	1,547	(6,679)

Gain on early extinguishment of debt	-	-	4,217
	$8,243	$23,561	$18,469

Table 4 – Non-Interest Expenses

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2017	2016	2016

Employees' compensation and benefits	$38,653	$37,652	$38,435
Occupancy and equipment	14,088	14,045	14,183
Deposit insurance premium	3,771	3,920	6,060
Other insurance and supervisory fees	1,138	987	1,283
Taxes, other than income taxes	3,676	3,664	3,792
Professional fees:
Collections, appraisals and other credit related fees	2,072	2,344	2,381
Outsourcing technology services	5,354	5,435	4,768
Other professional fees	3,530	3,583	3,627
Credit and debit card processing expenses	2,831	3,533	3,282
Business promotion	3,281	199	4,003
Communications	1,543	1,515	1,808
Net loss on OREO operations	4,076	2,399	3,206
Other	3,869	4,960	6,169
Total	$87,882	$84,236	$92,997

Table 5 – Selected Balance Sheet Data

(In thousands)	As of
	March 31,	December 31,
	2017	2016
Balance Sheet Data:
Loans, including loans held for sale	$8,868,255	$8,936,879
Allowance for loan and lease losses	203,231	205,603
Money market and investment securities	2,036,610	2,091,196
Intangible assets	45,633	46,754
Deferred tax asset, net	287,673	281,657
Total assets	11,890,398	11,922,455
Deposits	8,857,998	8,831,205
Borrowings	1,086,187	1,186,187
Total preferred equity	36,104	36,104
Total common equity	1,810,607	1,784,529
Accumulated other comprehensive (loss) income, net of tax	(23,694)	(34,390)
Total equity	1,823,017	1,786,243

Table 6 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	March 31,	December 31,
	2017	2016

Residential mortgage loans	$3,272,598	$3,296,031

Commercial loans:
Construction loans	137,887	124,951
Commercial mortgage loans	1,596,176	1,568,808
Commercial and Industrial loans	2,108,532	2,180,455
Commercial loans	3,842,595	3,874,214

Finance leases	237,793	233,335

Consumer loans	1,469,363	1,483,293
Loans held for investment	8,822,349	8,886,873
Loans held for sale	45,906	50,006
Total loans	$8,868,255	$8,936,879

Table 7 – Loan Portfolio by Geography

(In thousands)	As of March 31, 2017
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,453,309	$290,483	$528,806	$3,272,598

Commercial loans:
Construction loans	46,106	42,722	49,059	137,887
Commercial mortgage loans	1,176,285	101,030	318,861	1,596,176
Commercial and Industrial loans	1,495,588	139,942	473,002	2,108,532
Commercial loans	2,717,979	283,694	840,922	3,842,595

Finance leases	237,793	-	-	237,793

Consumer loans	1,368,963	48,669	51,731	1,469,363
Loans held for investment	6,778,044	622,846	1,421,459	8,822,349

Loans held for sale	34,404	399	11,103	45,906
Total loans	$6,812,448	$623,245	$1,432,562	$8,868,255

(In thousands)	As of December 31, 2016
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,480,076	$314,915	$501,040	$3,296,031

Commercial loans:
Construction loans	42,753	44,687	37,511	124,951
Commercial mortgage loans	1,177,550	79,365	311,893	1,568,808
Commercial and Industrial loans	1,571,097	139,795	469,563	2,180,455
Commercial loans	2,791,400	263,847	818,967	3,874,214

Finance leases	233,335	-	-	233,335

Consumer loans	1,383,485	48,958	50,850	1,483,293
Loans held for investment	6,888,296	627,720	1,370,857	8,886,873

Loans held for sale	38,423	-	11,583	50,006
Total loans	$6,926,719	$627,720	$1,382,440	$8,936,879

Table 8 – Non-Performing Assets

	As of
(Dollars in thousands)	March 31,	December 31,
	2017	2016
Non-performing loans held for investment:
Residential mortgage	$154,893	$160,867
Commercial mortgage	174,908	178,696
Commercial and Industrial	77,972	146,599
Construction	48,468	49,852
Consumer and Finance leases	21,325	24,080
Total non-performing loans held for investment	477,566	560,094

OREO	137,784	137,681
Other repossessed property	6,235	7,300
Other assets (1)	17,531	21,362
Total non-performing assets, excluding loans held for sale	$639,116	$726,437

Non-performing loans held for sale	8,079	8,079
Total non-performing assets, including loans held for sale (2)	$647,195	$734,516

Past-due loans 90 days and still accruing (3)	$143,089	$135,808
Allowance for loan and lease losses	$203,231	$205,603
Allowance to total non-performing loans held for investment	42.56%	36.71%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	62.98%	51.50%

(1) Bonds of the Government Development Bank for Puerto Rico ("GDB") and the Puerto Rico Public Buildings Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $23.2 million recorded on the Corporation's books at their aggregate fair value of $17.5 million (December 31, 2016 - $20.5 million).

(2) Purchased credit impaired loans of $163.1 million accounted for under ASC 310-30 as of March 31, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2017 of approximately $27.2 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 9 – Non-Performing Assets by Geography

	As of
(In thousands)	March 31,	December 31,
	2017	2016
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$129,693	$135,863
Commercial mortgage	164,223	167,241
Commercial and Industrial	73,355	141,916
Construction	10,185	10,227
Finance leases	904	1,335
Consumer	19,603	21,592
Total non-performing loans held for investment	397,963	478,174

OREO	128,795	128,395
Other repossessed property	6,197	7,217
Other assets (1)	17,531	21,362
Total non-performing assets, excluding loans held for sale	$550,486	$635,148
Non-performing loans held for sale	8,079	8,079
Total non-performing assets, including loans held for sale (2)	$558,565	$643,227
Past-due loans 90 days and still accruing (3)	$138,772	$131,783

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$18,039	$19,860
Commercial mortgage	7,151	7,617
Commercial and Industrial	4,617	4,683
Construction	38,201	39,625
Consumer	445	452
Total non-performing loans held for investment	68,453	72,237

OREO	6,456	6,216
Other repossessed property	5	5
Total non-performing assets, excluding loans held for sale	$74,914	$78,458
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$74,914	$78,458
Past-due loans 90 days and still accruing	$2,470	$2,133

United States:
Non-performing loans held for investment:
Residential mortgage	$7,161	$5,144
Commercial mortgage	3,534	3,838
Construction	82	-
Consumer	373	701
Total non-performing loans held for investment	11,150	9,683

OREO	2,533	3,070
Other repossessed property	33	78
Total non-performing assets, excluding loans held for sale	$13,716	$12,831
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$13,716	$12,831
Past-due loans 90 days and still accruing	$1,847	$1,892

(1) Bonds of the Government Development Bank for Puerto Rico ("GDB") and the Puerto Rico Public Buildings Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $23.2 million recorded on the Corporation's books at their aggregate fair value of $17.5 million (December 31, 2016 - $20.5 million).

(2) Purchased credit impaired loans of $163.1 million accounted for under ASC 310-30 as of March 31, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2017 of approximately $27.2 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 10 – Allowance for Loan and Lease Losses

(Dollars in thousands)	March 31,		December 31,		March 31,
	2017		2016		2016

Allowance for loan and lease losses, beginning of period	$205,603		$214,070		$240,710
Provision for loan and lease losses	25,442	(1)	23,191	(4)	21,053
Net (charge-offs) recoveries of loans:
Residential mortgage	(7,476)		(5,487)		(6,960)
Commercial mortgage	(1,332)		(4,310)	(5)	(529)
Commercial and Industrial	(11,177)	(2)	(9,515)	(6)	(3,479)
Construction	382		(1,132)		(74)
Consumer and finance leases	(8,211)		(11,214)		(12,596)
Net charge-offs	(27,814)	(3)	(31,658)	(7)	(23,638)
Allowance for loan and lease losses, end of period	$203,231		$205,603		$238,125

Allowance for loan and lease losses to period end total loans held for investment	2.30%		2.31%		2.65%
Net charge-offs (annualized) to average loans outstanding during the period	1.26%		1.43%		1.05%
Net charge-offs (annualized), excluding charge-offs of $10.7 million related to the sale of the PREPA credit line in the first quarter of 2017 and net charge-offs of $4.6 million related to the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016, to average loans outstanding during the period	0.78%		1.22%		1.05%
Provision for loan and lease losses to net charge-offs during the period	0.91x		0.73x		0.89x

Provision for loan and lease losses to net charge-offs during the period, excluding impact of the sale of the PREPA credit line in the first quarter of 2017 and the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016

	1.46x		0.79x		0.89x

(1) Includes a provision of $0.6 million associated with the sale of the PREPA credit line.
(2) Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line.
(3) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line.
(4) Includes a provision of $1.8 million associated with the sale of the $16.3 million pool of non-performing assets.
(5) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets.
(6) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets.
(7) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets.

Table 11 – Net Charge-Offs to Average Loans

	Quarter Ended		Year Ended
	March 31, 2017		December 31,		December 31,		December 31,		December 31,
	(annualized)		2016		2015		2014		2013

Residential mortgage	0.92%		0.93%		0.55%		0.85%		4.77%	(12)

Commercial mortgage	0.33%		1.28%	(3)	3.12%	(6)	0.84%		3.44%	(13)

Commercial and Industrial	2.07%	(1)	1.11%	(4)	1.32%	(7)	2.27%	(10)	3.70%	(14)

Construction	-1.17%		1.02%		1.42%	(8)	2.76%		15.11%	(15)

Consumer and finance leases	1.92%		2.63%		2.85%		3.46%		2.76%

Total loans	1.26%	(2)	1.37%	(5)	1.68%	(9)	1.84%	(11)	4.07%	(16)

(1) Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 0.08%.

(2) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 0.78%.

(3) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets in 2016. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.09%.

(4) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.04%.

(5) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.32%.

(6) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.77%.

(7) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.40%.

(8) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.52)%.

(9) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.01%.

(10) Includes net charge-offs totaling $6.9 million associated with an acquisition of mortgage loans from Doral Financial. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 2.08%.

(11) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral Financial. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 1.77%.

(12) Includes net charge-offs totaling $99.0 million associated with a bulk sale of non-performing residential assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets in 2013, was 1.13%.

(13) Includes net charge-offs totaling $54.6 million associated with a bulk sale of adversely classified commercial assets and the transfer of loans to held for sale. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and a transfer of loans to held for sale, was 0.45%.

(14) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.15%.

(15) Includes net charge-offs totaling $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.

(16) Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.70%.

CONTACT:
First BanCorp.
John B. Pelling III
Investor Relations Officer
(787) 729-8003
john.pelling@firstbankpr.com